                                                                      EXHIBIT 24

                              CONFIRMING STATEMENT

This Statement confirms that each of the undersigned has authorized and designated Clal Finance Ltd. ("CLAL") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or Transactions in
Securities of Titanium Asset Management Corp. ("ISSUER"). The authority of Clal under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to its/his/her ownership of or transactions in securities of Issuer, unless earlier revoked in writing. The undersigned acknowledges that Clal is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Statement
may be executed in two or more counterparts, all of which when taken together shall be considered one and the same instrument.

Date: September 19, 2008

Clal Insurance Enterprises Holdings Ltd.   IDB Development Corporation Ltd.

By: /s/ Shai Talmon; Omer Ben Pazi         By: /s/ Eyal Solganik; Nochi Dankner
----------------------------------         ------------------------------------
Name: Shai Talmon; Omer Ben Pazi           Name: Eyal Solganik; Nochi Dankner
Title: Authorized Signatories              Title: EVP&CFO       Chairman of the Board

IDB Holding Corporation Ltd.

By: /s/ Eyal Solganik; Nochi Dankner
------------------------------------
Name: Eyal Solganik; Nochi Dankner
Title: CFO           Chairman of the Board & CEO

/s/ Nochi Dankner
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Mr. Nochi Dankner

/s/ Shelly Bergman
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Mrs. Shelly Bergman

/s/ Ruth Manor
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Mrs. Ruth Manor

/s/ Avraham Livnat
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Mr. Avraham Livnat